FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Third Quarter Highlights:

•	Record revenues of $77.8 million, up 11% from the prior year

•	Earnings per share of $0.19, a 36% increase over last year and a 27% increase over the second quarter of 2007

•	Operating cash flow of nearly $14 million

•	Launch of eight new food and beverage products containing life’sDHA™

COLUMBIA, Md. – September 5, 2007 – Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter of fiscal 2007, which ended July 31, 2007. Revenues for the third quarter were $77.8 million, up 11% from $70.4 million in the third quarter of fiscal 2006. Net income was $6.1 million, or $0.19 per diluted share, compared with $4.6 million, or $0.14 per diluted share, in last year’s third quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek’s improved financial performance this quarter resulted from growth in both sales of DHA for uses other than infant formula and sales of DHA and ARA to infant formula customers, combined with an improved gross margin. We have dedicated much time and effort on the Company’s key 2007 focus areas: increasing penetration in international infant formula markets; expanding the use of DHA outside of infant formula; improving gross margin and profitability and developing new products to support future growth. These efforts are beginning to pay off as indicated by this quarter’s operating results.”

Third Quarter and Year-to-Date Revenue Summary

Product sales in the third quarter increased 12% to $74.5 million and contract manufacturing sales totaled $3.4 million compared to $4.0 million in contract manufacturing sales a year ago. The decline in third quarter contract manufacturing revenues resulted from the Company’s decision to narrow its contract manufacturing services to include only products with reasonable profit margins or those that could have a strategic fit in the future.

Year-to-date product sales increased 11% to $213.5 million and year-to-date contract manufacturing sales were $11.3 million.

A breakdown of product sales by market for the third quarter and year-to-date periods are as follows (in thousands):

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Infant formula market	$66,536	$62,230	$193,317	$180,991
Food and beverage market	1,909	470	3,777	1,006
Pregnancy and nursing, nutritional supplements and animal feeds	4,846	2,605	12,995	7,186
Non-nutritional products	1,185	1,017	3,435	2,846
Total product sales	$74,476	$66,322	$213,524	$192,029

The increase in product sales reflects continued strong demand from Martek’s U.S. and international infant formula customers, the launch of new and growth of existing food and beverage products containing life’sDHA™ and the Company’s increased penetration into the pregnancy and nursing and nutritional supplements markets.

New products launched during the third quarter co-branded with the Martek life’sDHA™ logo include:

Food and Beverage Products

•	Dean Foods Company (including WhiteWave Foods) products: oWhiteWave Foods’ Horizon Organic® Milk Plus DHA with life’sDHA™ oWhiteWave Foods’ Silk® Plus Omega-3 DHA with life’sDHA™ (expanded launch to Canada) oWhiteWave Foods’ Rachel’s® Wickedly Delicious Yogurt with life’sDHA™

•	Central Lechera Asturiana’s ABC infant yogurt with life’sDHA™ (Spain)

•	National Foods’ Pura® Kids milk product with life’sDHA™ (Australia)

•	Stremicks Heritage Foods™ Organic Milk Enriched with Omega-3 DHA with life’sDHA™

•	Breyers Yogurt Company’s Breyers Smart! Yogurt with life’sDHA™

•	General Mills’ Yoplait Kids® Yogurt Drink with life’sDHA™

Pregnancy and Nursing Products

•	Life Fitness Life’s DHA™ Prenatal Multivitamin and DHA with life’sDHA™, available exclusively at CVS/pharmacy and online at CVS.com

•	British Biologicals’ Pro-PL Protein Supplement with life’sDHA™

Gross Margin and Operating Expenses

Martek’s gross margin for the third quarter of fiscal 2007 was 38.5%, which represents the third straight quarter of margin improvement as well as growth from the 36.1% gross margin in last year’s third quarter. Compared to second quarter margins of 34.8%, third quarter gross margins were positively affected by lower ARA costs as a result of higher volumes compared to 2006 and the recent amendment to the Company’s ARA license and supply agreement with DSM, as well as continued improvement in DHA productivity. These improvements offset the decrease in contract manufacturing margins caused by costs incurred in discontinuing certain products. As part of the amendment noted above, certain issues related to ARA purchased in prior years were resolved between the parties resulting in a third quarter margin gain to Martek of approximately 2.5%. The Company expects gross margins in the fourth quarter to approximate or exceed the gross margins realized in the current quarter as a result of ongoing improved ARA pricing resulting from higher ARA volumes and the continuing cost reductions resulting from the amended agreement with DSM as well as more efficient DHA production.

Research and development expenses increased to $6.8 million in the third quarter of fiscal 2007 compared to $6.2 million in last year’s third quarter. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings.

Selling, general and administrative expenses increased to $12.9 million in the third quarter of fiscal 2007 compared to $11.3 million in last year’s third quarter. The increase was primarily attributable to growth in the Company’s sales, customer support and marketing personnel, particularly in the non-infant formula area, as well as higher advertising and public relations costs designed to continue developing the life’sDHA™ brand across all target markets.

Liquidity

For the nine months ended July 31, 2007, the Company generated $21.5 million of cash from operating activities with the third quarter contributing nearly $14 million. The third quarter’s cash generation was driven primarily by the Company’s earnings as well as a $6 million reduction in inventories held during the quarter. Martek’s inventory balance at quarter-end approximates the amount on-hand at the end of fiscal 2006 despite significant revenue growth between years.

At the end of the quarter, Martek had $17.9 million in cash and $118 million of funds available under its long-term revolving credit facility. The outstanding balance on the Company’s credit facility was $17 million at quarter-end, a reduction of $19 million since October 31, 2006.

Other Highlights

•	Regulatory Approval in China – In August 2007, Martek received authorization from the Ministry of Health in China to use the Company’s life’sDHA™ as a novel food ingredient. This new designation will permit the immediate use of life’sDHA™ in foods, beverages and supplements in China for persons older than twelve months. Since 2001, Martek’s life’sDHA™ and life’sARA™ have been used in infant formula throughout China. This initial authorization runs through August 5, 2009, at which time the Company may seek final authorization for novel food approval. The Company plans to aggressively pursue customers in China for the incorporation of our oils in foods, beverages and nutritional supplements sold there.

•	Amended ARA Supply Agreement – In July 2007, Martek and DSM Food Specialties B.V. (“DSM”) entered into the Second Amendment to the ARA Alliance, Purchase, and Production Agreement (the “Amendment”). Among other things, the Amendment finalized ARA pricing to Martek for calendar year 2007 as well as the parameters and methodologies for the establishment of ARA pricing for calendar years 2008, 2009 and, if certain criteria are met, 2010. The Amendment also resolved all outstanding issues related to periods prior to January 1, 2007 and established a means by which DSM and Martek will share in the economic risks associated with exchange rate fluctuations between the U.S. dollar and the Euro, the currency in which a portion of the ARA purchase price is denominated.

•	Sale of Fluorescent Detection Products Business – In June 2007, Martek sold its Fluorescent Detection Products business for $900,000 in cash and a minority interest warrant position. Martek’s senior management determined that the fluorescent detection business did not fall within the scope of the Company’s current commercial focus. Net proceeds from the sale approximated the value of assets sold which primarily included inventory, equipment and certain patents. The buyer, Columbia Biosciences Corporation, is a newly formed company that was founded and is owned by Henry “Pete” Linsert and six other former-Martek employees who had worked in the fluorescent detection area. Mr. Linsert retired from his positions as Director and Chairman of the Board of Martek upon closing of the sale.

•	New Data Published on Benefits of DHA – The benefits of DHA supplementation were recently discussed in several publications, including two that used Martek’s life’sDHA™:

•	A study published in the American Journal of Clinical Nutrition (August 2007) found that DHA is effective in reducing the level of triglycerides in male hypertriglyceridemic patients. In this study, DHA alone was effective without EPA, the other omega-3 commonly found in fish oil, in reducing triglycerides. Hypertriglyceridemia (high triglyceride levels) in men is associated with an increased risk of cardiovascular disease and metabolic syndrome. Martek contributed the DHA supplements and funding for this study.

•	An independent study published in the Society of Biological Psychiatry (July 2007) found a deficit in the total fatty acid composition of the orbitofrontal cortex and found a selective deficit in the level of DHA compared with controls in brain examinations of postmortem patients who had been diagnosed with major depression compared with controls. These findings add to the growing body of evidence showing a correlation between low tissue levels of DHA in neuropsychiatric diseases such as depression.

•	A study published in Nature Medicine (July 2007) reported that increasing consumption of long-chain omega-3 fatty acids, including DHA, reduces destructive vascularization in the retina. In this animal study of retinopathy associated with prematurity, the authors summarize a series of experiments demonstrating that long-chain omega-3 fatty acids, and selected metabolites, are effective in reducing retinal vascular disease, a leading cause of blindness. A portion of these studies included Martek oils as the source of long-chain fatty acids.

Management Outlook

For the fourth quarter of fiscal 2007, Martek expects total revenues to be between $77 million and $80 million, which includes projected non-infant formula nutritional revenue of between $6 million and $7 million. Fourth quarter revenues from non-infant formula applications are expected to include growth in sales to the food and beverage market offset by declines in sales to other non-infant formula areas caused by quarter-to-quarter fluctuations in customer ordering patterns based on the timing of product launches. Fourth quarter gross margin is expected to be between 37.5% and 39%. Net income is projected to be between $6.5 million and $6.8 million, and diluted earnings per share are projected to be between $0.20 and $0.21.

With these projected fourth quarter results, Martek’s fiscal year 2007 revenues are expected to be between $302 million and $305 million and full year diluted earnings per share are expected to be between $0.62 and $0.63 (“pro forma” diluted earnings per share of between $0.63 and $0.64 excluding the restructuring charge). This represents a revenue increase of approximately 12% and profitability growth of approximately 35% over fiscal 2006 “as reported” amounts and approximately 15% growth over “pro forma” fiscal 2006 results which exclude the restructuring charge.

In fiscal 2006, the Company entered into a supply agreement with its largest customer pursuant to which Martek serves as the exclusive worldwide DHA and ARA supplier for this customer’s infant formula products. Since that time, Martek has been negotiating to secure similar agreements with its other major infant formula customers. Recently, the Company notified its infant formula customers without supply agreements of its intention to raise prices for its nutritional oils during the Company’s fiscal fourth quarter. To the extent the Company is not able to enter into supply agreements, the Company could realize a slight increase in fourth quarter revenues over the amounts stated above. Alternatively, this price increase could cause delays in or changes to our customers’ projected ordering patterns or could cause our customers to seek alternative sources of supply, all of which could negatively impact Martek’s future financial results.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its third quarter results and fiscal 2007 outlook at 4:45 p.m. Eastern Time on Wednesday, September 5, 2007. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on October 5, 2007.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (2) its expectations regarding cash flows from operations and changes in inventory levels during fiscal 2007; (3) statements regarding specific revenue, gross margin and income expectations for the fourth quarter of fiscal 2007 and the full fiscal year; (4) statements regarding customer supply arrangements and pricing; and (5) its expectations regarding launches by customers of products containing Martek’s life’sDHA™. Furthermore, although the Company anticipates growth in annual sales and profitability, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K/A for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-Q, Form 10-Q/A and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Revenues:
Product sales	$74,476	$66,322	$213,524	$192,029
Contract manufacturing sales	3,370	4,036	11,269	11,439

Total revenues	77,846	70,358	224,793	203,468

Cost of revenues:
Cost of product sales, including idle capacity costs	44,217	41,009	133,003	117,975
Cost of contract manufacturing sales	3,681	3,943	11,296	10,759

Total cost of revenues	47,898	44,952	144,299	128,734

Gross margin	29,948	25,406	80,494	74,734

Operating expenses:
Research and development	6,802	6,231	19,229	17,969
Selling, general and administrative	12,939	11,328	36,526	31,465
Restructuring charge	146	—	747	—
Other operating expenses	156	207	1,252	683

Total operating expenses	20,043	17,766	57,754	50,117

Income from operations	9,905	7,640	22,740	24,617
Interest and other, net	(288)	(372)	(1,162)	(1,253)
Income before income tax provision	9,617	7,268	21,578	23,364
Income tax provision	3,491	2,653	7,833	8,528

Net income	$6,126	$4,615	$13,745	$14,836

Basic earnings per share	$0.19	$0.14	$0.43	$0.46

Diluted earnings per share	$0.19	$0.14	$0.42	$0.46

Shares used in computing basic earnings per share	32,272,938	32,143,695	32,230,671	32,099,641
Shares used in computing diluted earnings per share	32,519,324	32,473,578	32,463,488	32,471,120

Condensed Consolidated Balance Sheets Data

	July 31,	October 31,
	2007	2006
Assets:
Cash, cash equivalents and short-term investments	$17,875	$26,828
Accounts receivable, net	37,308	32,746
Inventories, net	111,049	112,320
Other current assets	6,888	10,074
Property, plant and equipment, net	280,592	286,922
Long-term deferred tax asset	34,536	41,619
Goodwill and other, net	85,037	87,464

Total assets	$573,285	$597,973

Liabilities and stockholders’ equity:
Current liabilities	$26,633	$49,786
Non-current liabilities	36,184	55,612
Stockholders' equity	510,468	492,575

Total liabilities and stockholders’ equity	$573,285	$597,973

Condensed Consolidated Cash Flow Data

	Nine months ended July 31,
	2007	2006
Operating activities:
Net income	$13,745	$14,836
Non-cash items	29,202	27,301
Changes in operating assets and liabilities, net	(21,424)	(18,981)

Net cash provided by operating activities	21,523	23,156

Investing activities:
Expenditures for property, plant and equipment	(5,110)	(6,743)
Proceeds from sale of fluorescent detection products business	900	—
Repurchase from sale-leaseback transaction	(3,910)	—
Capitalization of intangible assets	(4,806)	(3,928)

Net cash used in investing activities	(12,926)	(10,671)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(759)	(2,756)
Repayments under revolving credit facility, net	(19,000)	(22,000)
Proceeds from stock option exercises and other, net	2,209	2,901

Net cash used in financing activities	(17,550)	(21,855)

Net change in cash, cash equivalents and short-term investments	(8,953)	(9,370)
Cash, cash equivalents and short-term investments, beginning of period	26,828	33,347

Cash, cash equivalents and short-term investments, end of period	$17,875	$23,977